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                                                                     EXHIBIT 3.3

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               CITYSEARCH, INC.


     CitySearch, Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the "Corporation"), does hereby certifies as follows:

     FIRST: The original Certificate of Incorporation of the Corporation was filed under the name of "PerfectMarket, Inc." with the Secretary of State of the State of Delaware (the "Secretary") on September 20, 1995, amended by the Certificate of Amendment of Certificate of Incorporation filed with the Secretary on November 27, 1995, by the Restated Certificate of Incorporation filed with the Secretary on May 15, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on June 25, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on July 25, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 12, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 23, 1996, by the Restated Certificate of Incorporation filed with the Secretary on November 12, 1997, by the Restated Certificate of Incorporation filed with the Secretary on May 22, 1998 and by the Restated Certificate of Incorporation filed with the Secretary on July __, 1998.

     SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: The Restated Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:

                                      I.

     The name of the Corporation is CitySearch, Inc.

                                      II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                     III.

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     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                      IV.

     The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock", all of which have a par value of $0.01. The total number of shares that the Corporation is authorized to issue is seventy-seven million (77,000,000) shares. Seventy-five million (75,000,000) shall be Common Stock and two million (2,000,000) shall be Preferred Stock.

     1.   PREFERRED STOCK.  The Preferred Stock may be issued from time to time
          ---------------
in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

     (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

     (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     (c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

     (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
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     (e)  the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (f) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

     (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

     (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

     2.   VOTING RIGHTS.  Holders of stock of any class or series of this
          -------------
Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 and/or 301.5 of the California Corporations Code, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

     3.   STATUS OF CONVERTED OR REDEEMED STOCK.  In the case any shares of
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Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. From time to time, this Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.
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                                      V.

     1.   NUMBER OF DIRECTORS.  The number of directors which constitutes the
          -------------------
whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

     2.   ELECTION OF DIRECTORS.
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     (a)  USA Networks, Inc. ("USA Networks") shall have the right to elect one (1) member of the Board of Directors (the "USA Networks Director") at each annual meeting at which the stockholders elect the successors of the class of directors set forth in Article (V) (1) above to which the USA Networks Director is a member until the earlier of (i) November 1, 2007 or (ii) the date USA Networks owns less than 50% of the capital stock of the Corporation (on an as converted to Common Stock basis and as adjusted for stock dividends, stock splits, stock combinations, recapitalizations and the like) that it owned as of November 11, 1997. At such time as any other stockholder or stockholders, voting as a separate class, are entitled, by virtue of a right granted by the Corporation and not solely as a result of the number of shares held by such stockholder or stockholders, to elect two (2) or more directors, for purposes of the preceding sentence, USA Networks shall have the right to elect a number of directors equal to the number of directors such stockholder or stockholders are entitled to elect.

     (b) Global Retail Partners, L.P. ("together with its affiliates "GRP") shall have the right to elect one (1) member of the Board of Directors (the "GRP Director") at each annual meeting at which the stockholders elect the successors of the class of directors set forth in Article (V) (1) above to which the GRP Director is a member until the later of (i) November 20, 1999 or (ii) the one-year anniversary of the date hereof [date of closing of Qualified IPO], provided GRP owns 100% of the capital stock of the Corporation (on an as converted to Common Stock basis and as adjusted for stock dividends, stock splits, stock combinations, recapitalizations and the like) that it owned as of November 20, 1997.

     (c) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                      VI.

     Subject to Article VII hereof, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.
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                                     VII.

     No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IV(2), Article V(1) or Article VII of this Restated Certificate of Incorporation or Sections 2.3, 2.4, 2.6, 2.10, 2.11 or Article
IX of the Corporation's Bylaws.

                                     VIII.

     1. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation's Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


     IN WITNESS WHEREOF, CitySearch, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this _____ day of _____ , 1998.


                                        ________________________________________
                                        Charles Conn
                                        Chief Executive Officer